UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2010

BRIDGEPOINT EDUCATION, INC.

(Exact name of registrant as specified in charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Nonqualified Deferred Compensation Plan

On March 16, 2010, our compensation committee approved the Bridgepoint Education Nonqualified Deferred Compensation Plan, or the Deferred Compensation Plan, effective as of May 1, 2010.  Our named executive officers, along with certain other highly compensated employees and members of our board of directors, are eligible to participate in the Deferred Compensation Plan.

Employees who participate in the Deferred Compensation Plan will be permitted to defer up to 80% of their annual base salary and up to 100% of their annual cash bonuses into the Deferred Compensation Plan.  No company contributions will be made to the Deferred Compensation Plan, other than to contribute the matching contributions we would have made to our 401(k) plan on a participant’s behalf if such participant’s 401(k) matching contributions are required to be reduced pursuant to applicable 401(k) plan contribution limitations.  Participants in the Deferred Compensation Plan may elect to receive distributions while they are still working or they may elect to receive distributions (i) at termination of employment or retirement, (ii) in the event of disability, death or financial hardship, or (iii) in the event we undergo a change of control.

Amendment and Restatement of Employee Stock Purchase Plan

On March 16, 2010, our compensation committee also approved the amendment and restatement of our Employee Stock Purchase Plan, or the ESPP.  The ESPP was updated to address the final regulations issued by the Internal Revenue Service and the Treasury Department in November 2009 governing employee stock purchase plans under Section 423 of the Internal Revenue Code, as well as to make certain other immaterial technical and administrative changes.

A copy of the ESPP is filed as Exhibit 99.1 to this report and is incorporated herein by reference. The summary of the ESPP set forth above does not purport to be complete and is qualified in its entirety by reference to such agreement.

Item 9.01               Exhibits and Financial Statements.

(d)	Exhibits.

99.1	Amended and Restated Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2010		Bridgepoint Education, Inc.

	By:	/s/ Daniel J. Devine
Name: Daniel J. Devine
Title: Chief Financial Officer